Exhibit 23.3

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and the use of our report dated July 12, 2002, in the Registration Statement on Form S-1 and related Prospectus of The Active Network, Inc., expected to be filed on or about April 21, 2004.

/s/ Ernst & Young LLP

San Diego, California

April 15, 2004